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                             ARTICLES SUPPLEMENTARY
                                       OF
                               AHPC HOLDINGS, INC

                       PURSUANT TO SECTION 2-208(A) OF THE
                        MARYLAND GENERAL CORPORATION LAW

         AHPC Holdings, Inc., a corporation organized and existing under the laws of the State of Maryland (the "Company"), hereby certifies that the following resolutions were duly adopted on November 16, 2004 by the Board of Directors of the Company (the "Board") in accordance with Section 2-408(c) of the Maryland General Corporation Law, as amended.

         WHEREAS, Article V, Section 1 of the Company's Articles of Incorporation, as the same be supplemented, amended and restated from time to time (the "Articles of Incorporation"), authorizes the issuance of shares of the Company's preferred stock, $0.01 par value per share, in one or more series, each of which shall be known and designated by designations as may be stated and expressed in a resolution of the Board.

         NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to the Board in accordance with the provisions of Article V Section 1 of the Articles of Incorporation, the Board hereby determines that it is in the best interests of the Company to authorize the issuance of the Series A Preferred Stock (as defined below) and state the designation and number of shares, and fix the relative rights, preferences, privileges and restrictions as follows (the "Certificate of Designations"):

1.       DESIGNATION AND AMOUNT.

         The designation of this series, which consists of 220,000 shares of the Company's preferred stock, $0.01 par value per share (the "Preferred Stock"), is the Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the face amount shall be Two Dollars and sixty cents ($2.60) per share (the "Stated Value"). None of the Series A Preferred Stock may be issued to any officer or director of the Company.

2.       DIVIDENDS.

         The holders of shares of Series A Preferred Stock (each a "Holder" and collectively, the "Holders") shall be entitled to receive dividends ("Dividends") on the Series A Preferred Stock at the rate paid on the Company's common stock, $0.01 par value per share (the "Common Shares" or "Common Stock"), whenever funds are legally available and when and as declared by the Board. Dividends on the Series A Preferred Stock are not cumulative and will accrue only if declared by the Board.

3.       PRIORITY.

         (a) Payment upon Dissolution, Etc. Upon the occurrence and continuance of: (i) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other
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similar proceedings in connection therewith, commenced by the Company or by its creditors, as such, or relating to its assets, not stayed or dismissed within sixty (60) days after the filing or initiation of the proceedings; or (ii) the dissolution or other winding up of the Company, whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings; or (iii) any assignment for the benefit of creditors or any marshaling of the material assets or material liabilities of the Company; or
(iv) any sale of all or substantially all of the Company's assets (each, a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock (other than Parity Securities (as defined below) and Senior Securities (as defined below)) of the Company unless prior thereto each Holder shall have received the Liquidation Preference (as defined below) with respect to each share of Series A Preferred Stock then held by the Holder. Distributions may be made to holders of Senior Securities prior to distributions with respect to Series A Preferred Stock or Parity Securities.

         In the event that upon the occurrence of a Liquidation Event, the assets available for distribution to the Holders of the Series A Preferred Stock and to the holders of the Parity Securities are insufficient to pay the Liquidation Preference with respect to all of the outstanding shares of Series A Preferred Stock and of the Parity Securities, such assets shall be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares. "Parity Securities" means any Preferred Stock of any series which shall, if the amounts payable thereon in liquidation are not paid in full, be entitled to share ratably with the Series A Preferred Stock in any distribution of assets. "Junior Securities" means the Common Shares and the shares of any other class or series of equity securities of the Company which (by the terms of the Articles of Incorporation or of an instrument by which the Board, acting pursuant to authority granted in the Articles of Incorporation, shall fix the relative rights, preferences and limitations thereof) shall be subordinated or junior to the rights of the holders of Series A Preferred Stock upon a Liquidation Event. "Senior Securities" means any Preferred Stock of any series which shall be entitled to payments of dividends and/or Liquidation Event distributions on a priority basis over Parity Securities and Junior Securities.

         (b) Liquidation Preference. The "Liquidation Preference" with respect to a share of Series A Preferred Stock shall mean an amount equal to the Stated Value of such share plus any unpaid Dividends with respect thereto.

         (c) Distribution After Payment of Liquidation Preference. After payment to the holders of the Series A Preferred Stock of the Liquidation Preference and payment to the holders of any Parity Securities of the liquidation preference of the Parity Securities, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of the Junior Securities.

         (d) Ranking. The Series A Preferred Stock will rank with respect to rights upon a Liquidation Event: (i) senior to Junior Securities, as they exist on the date hereof or as the Junior Securities may be constituted from time to time; (ii) on a parity with Parity Securities, as the Parity Securities may be constituted from time to time; and (iii) junior to any Senior Securities, as the Senior Securities may be constituted from time to time.

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4.       CONVERSION.

         (a) Voluntary Conversion. Subject to the limitations contained in
Section 4(g) below, and the adjustments in Section 5 below, each Holder shall have the right to convert (a "Voluntary Conversion") at any time and from time to time, each of his, her or its shares of Series A Preferred Stock into the number of Common Shares equal to the product of the number of shares of Series A Preferred Stock held by such Holder times the Conversion Rate (as defined below) in effect at the time.

         (b) Mandatory Conversion. Upon delivery by the Company of a notice of mandatory conversion (setting forth the information required by Section 4(e)(ii) below), which notice may be sent at any time after the Market Price (as defined below) of the Company's Common Stock closes above Four Dollars and Eighty Eight Cents ($4.88) for a period of 21 consecutive trading days (each, a "Mandatory Conversion Date"), all shares of Series A Preferred Stock then held by each Holder together with, in the Company's sole discretion, any accrued and unpaid dividends with respect thereto, shall be automatically converted (a "Mandatory Conversion") into the number of Common Shares equal to the product of the number of shares of Series A Preferred Stock held by each Holder times the Conversion Rate (as defined below) in effect at the time.

"Market Value" for purposes of this Certificate of Designations shall mean, in the event that the Company's common stock is listed on an established national or regional stock exchange, is admitted to quotation on the Nasdaq Stock Market, or is publicly traded on an established securities market, the closing price of the stock on such exchange or in such market or, if there is no such closing price, then the mean between the highest bid and lowest asked price or between the high and low prices on such date, or, if no sale of stock has been made on such day, on the last preceding day on which any such sale shall have been made. Any accrued and unpaid Dividends which the Company has elected not to convert in a Mandatory Conversion shall be paid at the election of the Company in cash or immediately available funds at the closing of the Mandatory Conversion.

         (c) Reservation of Common Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, free from any preemptive rights, solely for the purpose of effecting a Voluntary Conversion or a Mandatory Conversion hereunder, the number of its Common Shares (the "Reserved Amount") as shall from time to time be sufficient to effect a Voluntary Conversion or Mandatory Conversion of the Series A Preferred Stock. If the Company shall issue any securities or make any change in its capital structure which would change the number of Conversion Shares deliverable upon the occurrence of a Voluntary Conversion or Mandatory Conversion of the outstanding shares of Series A Preferred Stock, the Company shall at the same time also make proper provision so that thereafter there shall be a sufficient number of Common Shares authorized and reserved, free from any preemptive rights, for such Voluntary Conversion or Mandatory Conversion.

         (d) Number of Conversion Shares; Conversion Rate. Each share of Series A Preferred Stock is convertible, pursuant to a Voluntary Conversion or Mandatory Conversion, into duly and validly issued, fully paid and nonassessable Common Shares, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Company (the

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"Conversion Shares") at a rate of one (1) Common Share for each share of Series
A Preferred Stock, subject to adjustment as set forth in Section 5 below (this rate, as adjusted from time to time, the "Conversion Rate").

         (e) Conversion Procedures.

                  (i) Voluntary Conversion. In the event of a Voluntary Conversion, the Holder shall send to the Company by Federal Express or other nationally recognized overnight courier service at least five (5) days before the Holder desires to effect a Voluntary Conversion (the "Conversion Date"): (i) a notice of Voluntary Conversion stating the number of shares of Series A Preferred Stock to be converted, the applicable Conversion Rate and a calculation of the number of Conversion Shares issuable upon the Conversion (a "Conversion Notice") and (ii) the original of the certificate or certificates representing the shares of Series A Preferred Stock being converted. In the case of a dispute as to the calculation of the Conversion Rate or the number of Conversion Shares issuable upon a Voluntary Conversion, the Company shall promptly issue to the Holder the number of Conversion Shares that are not disputed and shall submit the disputed calculations to its independent accountants within ten (10) days of receipt of the Conversion Notice. The Company shall cause its accountants to calculate the Conversion Rate as provided herein and to notify the Company and the Holder of the results in writing no later than ten (10) days following the day on which it received the disputed calculations. The accountants' calculation shall be deemed conclusive absent manifest error. The fees of the accountants shall be borne by the Company.

                  (ii) Mandatory Conversion. No later than five (5) days following the occurrence of a Mandatory Conversion, the Company shall deliver a notice to each Holder of Series A Preferred Stock of such Mandatory Conversion at its address as shown on the stock records of the Company or such other address as any such party shall deliver to the Company. Such notice shall include (i) the number of Conversion Shares allocated, and the Conversion Rate applicable, to each Holder and (ii) instructions for delivery to the Company of the original of the certificate or certificates formerly representing shares of Series A Preferred Stock. The Company's calculation of the number of Conversion Shares and the Conversion Rate shall be deemed conclusive absent manifest error. No later than thirty (30) days following the delivery of such notice, each Holder shall send to the Company, by Federal Express the original of the certificate or certificates formerly representing shares of Series A Preferred Stock.

         (f) Delivery of Common Shares Upon Conversion; Legend. The Company shall, no later than the close of business on the business day following the day on which the original certificate or certificates being converted are received by the Company (the "Delivery Date") in accordance with Section 4(e), issue and deliver or cause to be issued and delivered to the Holder the number of Conversion Shares as determined hereunder. Each certificate representing: (i) the Conversion Shares, unless the Company shall have registered the Conversion Shares; and (ii) the shares of Series A Preferred Stock, shall bear the following legend:

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL OR APPLICABLE STATE SECURITIES

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LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER
EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT THERETO OR (II) IN ACCORDANCE WITH EXEMPTIONS FROM REGISTRATION UNDER ALL FEDERAL AND APPLICABLE STATE SECURITIES LAWS. IF REASONABLY REQUESTED BY THE COMPANY, HOLDER SHALL FURNISH TO THE COMPANY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH SALE, TRANSFER OR DISPOSITION DOES NOT REQUIRE REGISTRATION UNDER ANY FEDERAL OR APPLICABLE STATE SECURITIES LAW.

         (g) No Fractional Shares. No fractional Common Shares shall be issued upon the Voluntary Conversion or Mandatory Conversion of any Series A Preferred Stock. Upon any Voluntary Conversion or Mandatory Conversion, in lieu of any fractional Share otherwise issuable in respect of the aggregate number of Series A Preferred Stock of any Holder that are converted, the Holder shall be entitled to receive an amount in cash (computed to the nearest cent, with one half cent rounded upward) equal to the same fraction of the current value of one Common Share, as conclusively determined by the Company's Board of Directors in its sole and absolute discretion. If more than one share of Series A Preferred Stock is surrendered for Voluntary Conversion or Mandatory Conversion at one time by or for the same Holder, the number of full Common Shares issuable upon Voluntary Conversion or Mandatory Conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock surrendered.

         (h) Accrued Dividends. Any accrued and unpaid dividends on the Series A Preferred Stock shall remain outstanding until paid by the Company.

5.       ADJUSTMENTS TO CONVERSION RATE.

         (a) Adjustment. From and after the date hereof, the Conversion Rate is subject to adjustment from time to time as provided below in this Section 5(a).

                  (i) If the Company sets a Determination Date (as defined below) with respect to the payment of, or the making of, a dividend or other distribution in Common Shares or other equity securities, or any indebtedness or other securities convertible into equity securities, with respect to its Common Shares or other equity securities, or any indebtedness or other securities convertible into equity securities, (including by way of reclassification of any of its Common Shares), the Conversion Rate in effect on the day following the Determination Date shall be increased by multiplying the Conversion Rate in effect on the Determination Date by a fraction, the numerator of which shall be:

                  the sum of the number of Common Shares outstanding on the Determination Date, excluding the effect of the dividend or distribution, plus the total number of Common Shares (including the number of Common Shares into which such equity securities, indebtedness or other securities, may be converted) constituting the dividend or other distribution;

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         and the denominator of which shall be:

                  the number of Common Shares outstanding on the Determination Date, excluding the effect of the dividend or distribution.

         For the purposes of this Section 5, the number of Common Shares at any time outstanding (A) shall include, in addition to outstanding Common Shares, the number of Common Shares into which the Series A Preferred Stock, or any of the Company's other equity securities, indebtedness or other securities are convertible; (B) shall include the number of Common Shares into which any of the Company's vested options or warrants (including warrants exercisable for equity securities or indebtedness convertible into Common Shares) are then convertible; and
         (C) shall not include treasury shares. For the purposes of this Section 5, the number of Common Shares constituting the dividend or other distribution shall include, if applicable, Common Shares represented by cash issued in lieu of fractional Common Shares. The increase in the Conversion Rate will become effective on the day following the Determination Date. The "Determination Date" means, with respect to any dividend or other distribution, the date fixed for the determination of the holders of Common Shares or other equity securities of the Company entitled to receive the dividend or distribution.

                  (ii) If outstanding Common Shares are subdivided or split into a greater number of Common Shares, or combined into a lesser number of Common Shares, the Conversion Rate in effect on the day following such split or combination shall be increased in the case of a split, or decreased in the case of a combination, by multiplying the Conversion Rate in effect on the date of the split or combination by a fraction, the numerator of which shall be:

                  the sum of the number of Common Shares outstanding immediately after the split or combination;

         and the denominator of which shall be:

                  the number of Common Shares outstanding immediately prior to the split or combination, excluding the effect of such split or combination.

                  (iii) All adjustments to the Conversion Rate will be calculated to the nearest 1/100th of a Common Share. No certificate or other notice of an adjustment in the Conversion Rate will be required unless the adjustment would require an increase or decrease of at least one percent (1.0%) in the Conversion Rate.

         (b) Adjustment for Reorganization, Consolidation or Merger. If there shall occur any (i) capital reorganization or any reclassification of the Common Shares or other equity securities of the Company, or (ii) consolidation, merger or other business combination of the Company with or into another corporation or other entity in which the Company is the surviving entity (each, an "Organic Change"), each outstanding share of Series A Preferred Stock shall thereafter be convertible into the number of shares or other securities or property to which a holder of the number of Common Shares deliverable upon conversion of each share of Series A Preferred Stock would have been entitled upon the Organic Change. Appropriate adjustment (as

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determined by the Board) shall be made in the application of the provisions hereof with respect to the rights of the Holders so that the provisions hereof (including, without limitation, provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

         (c) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate with respect to the Series A Preferred Stock pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (a) such adjustment and readjustment, (b) the Conversion Rate and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

6.       VOTING RIGHTS.

         (a) Except as otherwise provided by law or by this Section 6, the Holders of the Series A Preferred Stock, and the holders of Common Shares shall vote as one class in any and all matters with respect to which holders of Common Shares have voting or consent rights. Each share of Series A Preferred Stock shall be entitled to cast the number of votes equal to (A) the number of Conversion Shares into which a share of Series A Preferred Stock is then convertible, multiplied by (B) a fraction, the numerator of which is the Stated Value and the denominator of which is the Market Value on the date of the initial issuance of the Series A Preferred Stock; provided, however, that any fraction of a vote shall be rounded up or down, as the case may be, to the nearest whole vote. The Conversion Rate to be used in connection with the foregoing shall be the Conversion Rate in effect on the date fixed for the determination of holders of Common Shares entitled to vote on the matter.

         (b) So long as shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the approval of the Holders of not less than a majority of the then outstanding shares of Series A Preferred Stock, or their designees, voting separately as a single class:

                  (i) alter, repeal or change the rights, preferences or privileges of the Series A Preferred Stock (including any supplement, amendment and/or restatement of this Certificate of Designations) so as to materially adversely affect the Series A Preferred Stock, except for any issuance pursuant to an Exempt Offering;

                  (ii) supplement, amend, restate or waive any provision of the Articles of Incorporation or the Company's Bylaws so as to materially adversely affect the Series A Preferred Stock;

                  (iii) increase the authorized number of shares of Preferred Stock;

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                  (iv) create any new class of capital stock having preference over the holders of the Series A Preferred Stock;

7.       MISCELLANEOUS.

         (a) Transfer of Series A Preferred Stock. Subject to any agreed upon restrictions on transfer, upon any sale, transfer or disposition, the Company shall, promptly following the return of the certificate or certificates representing the shares of Series A Preferred Stock that are the subject of the sale, transfer or disposition, issue and deliver to the transferee a new certificate in the name of the transferee. All persons or entities that shall acquire shares of Series A Preferred Stock shall acquire the same subject to the provisions of this Certificate of Designations.

         (b) Lost or Stolen Certificate. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of a certificate representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the certificate if mutilated, the Company shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

         (c) Notices. Except as otherwise specified herein, any notice, demand or request required or permitted to be given pursuant to the terms of this Certificate of Designations shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with a hard copy to follow) on or before 5:00 p.m., central time, on a business day or, if the day is not a business day, on the next succeeding business day, (ii) on the next business day after timely delivery to Federal Express or other nationally recognized overnight courier service and (iii) on the third (3rd) business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

      IF TO THE COMPANY:        WITH A COPY TO:
                                Shefsky & Froelich Ltd.
      Attention:                444 North Michigan Avenue -- Suite 2500
      Facsimile:                Chicago, Illinois  60611
                                Attention:   Mitchell D. Goldsmith, Esq.
                                Facsimile:   312-527-3194

      IF TO A HOLDER:
      At its address as shown on the stock records of the Company and if to any other Holder, at its address as shown on the stock records of the Company or, in any case, such other address as any such party shall deliver to the Company.

         (d) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the

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Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of the Series A Preferred Stock against impairment.

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         IN WITNESS WHEREOF, the Company has executed this Certificate of
Designations as of the 1st day of February, 2005.

                                       AHPC HOLDINGS, INC.


                                       By:
                                              ---------------------------------
                                       Name:
                                              ---------------------------------
                                       Title:    President
                                              ---------------------------------